Exhibit 34.1

Baker Tilly Virchow Krause, LLP
One Towne Sq, Sre 600
Southfield, MI 48076-3710
Tel 248 372 7300
Fax 248 368 8950
Bakertilly.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors of VW Credit, Inc. and

Deutsche Bank Trust Company Americas, Indenture Trustee:

We have examined VW Credit, Inc’s (the Company) compliance with the servicing criteria set forth in Title 17, Section 229.1122(d) of the Securities and Exchange Commission’s Regulation AB for the Company’s Volkswagen Auto Lease Trust 2011-A asset backed securitization transactions except for the servicing criteria set forth in Sections 229.1122(d)(1)(ii)-(iv), 229.1122(d)(2)(vi), 229.1122(d)(4)(ix)-(xiii), and 229.1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the asset backed securities transactions being serviced as of December 31, 2011 and for the period from November 22, 2011 (date of issuance of the Notes issued by Volkswagen Auto Lease Trust 2011-A) through December 31, 2011 (the “Reporting Period”). Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on the Company’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, VW Credit, Inc. complied, in all material respects, with the aforementioned servicing criteria for the reporting period ended December 31, 2011.

Baker Tilly Virchow Krause, LLP

/s/ Baker Tilly Virchow Krause, LLP

Southfield, Michigan
March 27, 2012